A New Weapon in the War on Cancer



June 2023

Safe Harbor and Forward-Looking Statements

Intensity Therapeutics, Inc. (the "Company" or "we") has filed a registration statement, including a preliminary prospectus, with the U.S. Securities and Exchange Commission (the "SEC") (File No. 333-260565) in connection with the offering to which this presentation relates. Sales of the securities of the Company offered pursuant to the registration statement may not be made or offers for such securities accepted prior to the registration statement becoming effective. Before you invest, you should read the registration statement, the preliminary prospectus included within the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You can obtain a copy of the preliminary prospectus for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the preliminary prospectus, which you may request by emailing jwesolowski@intensitytherapeutics.com.

This presentation may not be reproduced, forwarded to any person or published, in whole or in part. The Company is not soliciting offers to buy securities of the Company in any jurisdiction where the offer or sale is not permitted. This presentation contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, such as statements with respect to our lead product candidate INT230-6, and the timing of clinical trials and data from those trials for our product candidates, and our discovery programs that may lead to our development of additional product candidates, the potential utility of our technology and therapeutic potential of our product candidates, the potential commercialization of any of our product candidates, and the sufficiency of our cash resources. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1, 2 or 3 clinical trials for INT230-6, whether we complete other clinical trials for our product candidates, whether we receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating expenses and capital expenditure requirements on our expected timeline, whether the COVID-19 pandemic impacts our operations, and other factors included in the "Risk Factors" section of the Company's filings with the SEC in the future. Any of these outcomes could cause our actual results to differ from those contained in the forward-looking statements of the Company's filings with the SEC.

The forward-looking statements contained in this presentation reflect our current views as of the date of this presentation with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. The Intensity Therapeutics, Inc. name and logo are our trademarks. We also own the service mark and the registered U.S. trademark for DfuseRx. The trademarks, trade names and service marks appearing in this presentation are the property of the Company. We have omitted the ® and ™ designations, as applicable, for the trademarks named in this presentation.

IPO Offering Summary

Issuer	Intensity Therapeutics
Exchange / Symbol	• Nasdaq Capital Markets / INTS
Offering Type	• Initial Public Offering
Shares Outstanding Pre-Offering:	• 7,534,954 shares
Shares Offered	• 3,250,000 of common stock, or 3,737,500 shares of common stock if underwriters exercise their over-allotment option in full (100% Primary)
Price Range Per Share	• $4.00 to $5.00
Base offering at range midpoint	• $14,625,000
Over-allotment Option	• 15% (100% Primary)
Use of Proceeds	• Advance and Expand Clinical and Preclinical Development Programs • For working capital and other general corporate purposes
Lock-up	• 180 days for each of our directors and officers and stockholders who own 5% or more of our outstanding common stock
Underwriters	• The Benchmark Company, Freedom Capital Markets

Investment Highlights

- Novel Approach to Immuno-Oncology with First-in-Class Compound that causes cancer cell death leading to an immune response for indications with high unmet medical need
- Multiple Late-Stage Pipeline Programs in the Clinic across metastatic and presurgical settings with multiple near-term inflexion points
- Experienced Leadership Team from Emisphere, Roche and Bristol Myers; CEO has public company as well as biopharma development and commercial experience
- Robust IP portfolio, Platform validated through multiple Industry, government and university hospital partnerships
- De-risked and cost-efficient business model structured to create significant value

Platform Validated by World Leading Partners

Intensity THERAPEUTICS

RESEARCH

NIH NATIONAL CANCER INSTITUTE

OICR Ontario Institute for Cancer Research

MERCK

KEYTRUDA® (pembrolizumab) Injection 100 mg

Bristol Myers Squibb™

YERVOY™ (ipilimumab)

CLINICAL TRIAL SITES

JOHNS HOPKINS MEDICINE THE SIDNEY KIMMEL COMPREHENSIVE CANCER CENTER

Keck Medical Center of USC Keck Medicine of USC

FOX CHASE CANCER CENTER TEMPLE HEALTH

COLUMBIA COLUMBIA UNIVERSITY HERBERT IRVING COMPREHENSIVE CANCER CENTER

UMassMemorial

UHN Princess Margaret Cancer Centre

HOUSTON Methodist LEADING MEDICINE

The Ottawa Hospital Research Institute | L'Hôpital d'Ottawa Institut de recherche

Management Team:

Extensive Oncology and Drug Development Experience

Veteran Operators with Public Company and IPO Experience

Intensity THERAPEUTICS



Lewis H. Bender, *MIT ChE, MS, MA, MBA*
Founder, CEO

- Drug delivery expertise Preclinical through Phase 3
- Public biotech company CEO experience

Emisphere — CEO, CTO, VP, BD & Manufacturing
Roche — Manufacturing
Interleukin Genetics — CEO



James M. Ahlers
CFO

- 25 years, multiple transactions
- Titan Pharmaceutics, IPO

Danforth Advisors
Intarcia — CFO



Brian Schwartz, MD
Clinical Development

LifeSci Advisors
Ziopharm Oncology
ArQule
Mereo BioPharma



John Wesolowski, *MBA, CPA*
Principal Accounting Officer and Controller

Yale
KMG

KEY MANAGEMENT

Ian Walters
Medical Advisor — Bristol Myers Squibb, portage

Steve Innaimo
Project Management — Bristol Myers Squibb

Rebecca Drain, Doranne Frano
Regulatory & Quality — Bristol Myers Squibb, La Jolla Pharmaceutical

Rita Cooney PH.D.
Analytical Chemistry — CYTEC

Karen Du
Clinical Operations — Bristol Myers Squibb

Joseph Bernadino, George Klein
Manufacturing — Emisphere, CYTEC

BOARD OF DIRECTORS

Daniel Donovan
CEO Rare Life — Pfizer, rareLife solutions (collaboration + science + technology)

Emer Leahy, Ph.D.
CEO Psychogenics — PsychoGenics (Redefining Drug Discovery Through Innovation)

Mark A. Goldberg, MD
Former President & COO of PAREXEL — PAREXEL (YOUR JOURNEY. OUR MISSION.), Allucent (Helping bring new therapies to light)

Lewis H. Bender
CEO Intensity — Emisphere

Multiple Late-Stage Pipeline Programs
Clinical Programs Across Metastatic and Presurgical Settings

Intensity THERAPEUTICS

Multiple Ongoing Phase 2 Studies or Cohorts; Phase 3 Programs Designed and Discussed with FDA

CLINICAL

INT230-6	PRECLINICAL / PHASE 1 / PHASE 2	PHASE 3
Advanced Soft Tissue Sarcoma	INT230-6 randomized Phase 3 Protocol drafted, CRO engaged	Phase 3 start potential Q4'23/Q124*
Neoadjuvant Breast Cancer	INT230-6 randomized Phase 2/3 designed	Phase 2/3 start potential Q4'23/Q124*
Early-Stage Breast Cancer on-going	The INVICIBLE Study: INT230-6 pre-surgical local or regional disease	#Randomized Controlled: Data expected Q4 & Final mid 2023
Colorectal, Bile Duct, Pancreatic Squamous cell cancers (on-going)	Combo with Merck's Keytruda® (non-immunogenic "cold tumors")	#Final Data expected 2023
Sarcoma, Breast, Hepatic Cancers (on-going)	Combo with + BMS' Yervoy®	#Final Data expected 2023
INT230-6 TNBC* (Metastatic)	Randomized Controlled	*Phase 2/3 study per fast track

*TNBC is triple negative breast cancer

*Depends on capital
#Enrollment completed

Total available markets for first indications

- 287,850 new cases of invasive breast cancer were expected to be diagnosed in women in the U.S. during 2022
- About 1 in 8 U.S. women (about 13%) will develop invasive breast cancer over the course of her lifetime.
- 12,000 people in the U.S. and 1,150 in Canada are diagnosed with soft tissue sarcomas each year

First Two Clinical Market Opportunities

- **Phase 3 programs - important market opportunities:**

  Metastatic sarcoma:
  - 157,000 patients in US;
  - 12,000 new cases per year (6,000 deaths); (US)
  - *Estimated annual revenue per patient based on phase 2 use:*

  Presurgical Breast cancer : *First accelerated approval endpoints, then full approval*
  - INT230-6 with Standard of Care (SOC) chemotherapy: 30,000 patients US
  - w/out chemotherapy: 60,000 Large tumor cases; (US) INT230-6 vs. no treatment (current SOC)

Proprietary Discovery Platform - DFUSERx^{SM}

Intensity THERAPEUTICS

- **Designed for intratumoral (IT) use in the fatty environment of a tumor;**
  Drug is 100% water-based, scaled-up, stable, & reproducible

- **Product Candidate**: **INT230-6 – Uses two proven, commercial anti-cancer agents**
  Cisplatin and Vinblastine Sulfate; both drugs kill cancer directly
  And cause anti-cancer immune activation via different mechanisms

- **Novel diffusion enhancer (SHAO)**

SHAO


O
N
O
O
O


Intensity
Intensity

- Enables the drugs to become soluble in fat and water
- Disperses throughout the tumor and diffuse into cancer cells

Our Delivery Technology Is Based on a Proven Science
Used For Oral Delivery of Proteins



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EMISPHERE WAS ACQUIRED BY NOVO NORDISK FOR $1.8 BILLION

Intensity's mechanism: direct killing leading to immune activation



Lymph node
APC
B7
CD28
MHC
TCR
T cell
T-cell activation
Antigen presentation
Cold
Migration & infiltration into tumor
Tumor antigen
Killing tumor cells
Tumor
Tumor injected with highly diffusive Killing agent (INT230-6)
Hot

Image from January 2018 Tuberculosis and Respiratory Diseases 81(1):29.

- Technology First Developed for Oral delivery of Protein (Semaglutide); Tablet Product (Rybelsus)
- Intensity's **ISSUED** patents claim use with therapeutic agents for intratumoral delivery
- Intensity has patent protection in 37 countries

Issues with current systemic therapies:

- Drugs do not reach areas away from blood vessels
- Tumors can exclude T-cells
- Tumors prevent immune recognition

Our solution:

- Tumor saturated with cytotoxics, dies; **cancer cells intact**
- Large quantities of antigen are released to immune cells
- Tumor now favorable to T-cell influx

INT230-6: A Unique Anti-Cancer Therapy

A Water Solution That Kills Fatty or Stromal Tumors and Does Not Harm Healthy Tissue

Intensity THERAPEUTICS

Human pancreatic cancer in mouse model

*Tumors contain high percentages of fat and are under high pressure

CYTOTOXICS DRUG
+ dye in water



Drug NOT absorbed
TUMOR
TUMOR cut in half
Significant drug leakage
Little to no drug dispersion in all tumors tested

INT230-6
+ dye in water



INT230-6: Fully absorbed
TUMOR
TUMOR cut in half
No leakage
Significant dispersion in all tumors tested

Published

International Journal of *Molecular Sciences*

Dose is set by a tumor's volume or diameter

Design: Randomized, Placebo Controlled Phase 2 Window Trial In Presurgical Breast Cancer (BC): The INVINCIBLE Study

Intensity THERAPEUTICS

Patients Enrolled: 91 –Complete

INT230-6 Randomized to either no treatment or saline injection

- **Site:** Ottawa Hospital
- **Investigator:** Dr. Angel Arnaout
- **Objectives**: Cause sufficient tumor necrosis prior to surgery to activate the immune system and determine INT230-6 safety presurgically
- **Final Goal:** Reduce the risk of disease recurrence

<u>Our clinical results have been selected for Spotlight Oral Podium Presentation at:</u>
The San Antonio Breast Cancer Society (SABCS) annual meeting December 2022:

Phase 2 INVINCIBLE Study:
INT230-6 Achieves Significant Cancer Necrosis with 1 or 2 Doses

Intensity THERAPEUTICS

Patient #14:
3.9 cm invasive ductal cancer:: 2 injections

May 6 | May 13 | May 20

Injection #1: **Dose 7.4 cc**
Injection #2: **Dose 14.8 cc**
Surgery


Tumor post surgery

Final Pathology (significant necrosis ~85%)

Tumor Extent

Extent of Necrosis within Tumor

Patient #20:
4.4 cm invasive lobular cancer: 1 injection

May 27 | June 16

Dose 21.3 cc
Surgery


Tumor post surgery

Final Pathology (significant necrosis ~95%)
cancer is mostly ghost cells

Tumor death is dependent on total dose given per treatment and observed in multiple types of breast cancers

INT230-6 had Favorable Safety in the Presurgical BC Setting

- No surgery was delayed or cancelled
- No surgical procedure was altered
- No cosmetic differences noted

Pre vs. Post treatment (part1)

- In tumor: **increase in abundance of CD4+, CD8+, naïve T, B and NK T cells**
- In tumor microenvironment: **increase in CD8 T, CD4 T, naïve and B cells**
- Over 200 immune cell genes activated

- Mean wait time to surgery: 24 days (range 14-34 days) – normal timeframe
- 89% of adverse events were grade 1; all resolved within 7 days
- **Patient interest in the drug and acceptability was high; accrual was rapid**

Study: Necrosis Efficacy and Phase 2/3 Study Design

Major pathological response (MPR) defined as ≤ 10% residual cancer remaining in tumor

- MPR was 6% overall in study with **14.3% in tumors >2.9 cm** compared to control (0%) p=0.042

Pathological complete response (pCR) defined as 100% elimination of viable cancer (tumor + nodes)
pCR was 9.5% in subjects with tumors >2.9 cm in diameter

Design of Phase 3 Program in the larger T2, T3, T4 sized tumors

INT230-6 + Standard of care (SOC is chemo/pembro) in TNBC and/or HER2+ vs. SOC

- **Accelerated approval** using Pathological Complete Response (pCR);
  - Data 4 months post enrollment
- **Full approval** showing event free survival (EFS);
  - Data 3 years post enrollment

IT-01 Phase 1 / 2 Study in Metastatic Disease –Enrollment Complete

ENROLLED: 110

Patients whose disease had progress after treatment with all approved therapies for their cancer, over 25 types of solid tumor types: ***Database now locked***

INT230-6 alone (64 patients)

With Keytruda (30 patients) (includes 2 who finished monotherapy)

With Yervoy (18 patients)

- **Injections up to 6 in a session into lung, liver, peritoneum, pancreas, breast, limbs, lymph, skin, muscles**
- **Dosed started with 5 mL once per month. Current dose 175 mL every two weeks.**

Intensity's results have been selected for Discussant Oral Podium Presentations at:

- The Annual American Society of Clinical Oncology: ASCO (2)
- The Annual Society for the Immunotherapy of Cancer: SITC
- The Annual Connective Tissue Society (sarcoma): CTOS (2)

Favorable Safety: Active Agents Remain in the Tumor



Pharmacokinetics
Dose 1 Vinblastine
(Mean values)
All Cohorts
2 mL N=10
5 mL N=9
10 mL N=13
17 mL N=19
32 mL N=18
68 mL N=14
118 mL N=4
Plasma VBL (ng/mL)
12.00
10.00
8.00
6.00
4.00
2.00
0.00
0.00
5.00
10.00
15.00
20.00
25.00
Hours
2 mL
5 mL
10 mL
17 mL
30 mL
68 mL
118 mL



Pharmacokinetics
Dose 1 Platinum
(Mean values)
All Cohorts
2 mL N=10
5 mL N=9
10 mL N=13
17 mL N=19
32 mL N=18
68 mL N=14
118 mL N=4
Plasma Pt (ng/mL)
2200
2000
1800
1600
1400
1200
1000
800
600
400
200
0
0.00
5.00
10.00
15.00
20.00
25.00
Hours
2 mL
5 mL
10 mL
17 mL
30 mL
68 mL
118 mL

INT230-6

>95% of the active agents remain in the tumor relative to the drugs given IV

The retention is independent of the cancer type, location or size

Plasma cisplatin levels cannot be measured - only (non-toxic) platinum

At 1 hour the plasma levels of a 5.4 mg IV dose of vinblastine is estimated **at ~200 ng/mL: Link et al**

Most common drug related adverse events are mild or moderate pain, fatigue and nausea; Only 11% are grade 3

In Metastatic Disease injected Tumors Shrink in Volume Over Time

Shrinkage of uninjected tumors is observed

Tumors may appear longer prior to shrinking

Pre-treatment: 55.65 mm x 32.48 mm
September 2020



Post-treatment: 47.5 mm x 18.78 mm
March 2021



A scan of a monotherapy injected sarcoma tumor highlights tumor regression

Longest diameter declines 15%, whereas 2nd longest diameter declines 42%

Using WHO Criteria: Partial Response
Using RECIST Criteria: Stable Disease

Immune Activation Achieved in Non-immunogenic Cancers

Intensity THERAPEUTICS


Day 0
Day 28
Marker | Opal | Color
CD3 | 520 | Green
CD4 | 570 | Yellow
CD8 | | Orange
DAPI | | Blue
cancer

After 2 doses of INT230-6 alone there is an increased anti-cancer immune cell influx into the tumor

Ovarian cancer


Pre dose Day 0
Post 2 doses Day 28
Marker | Opal | Color
CD3 | 520 | Green
CD4 | 570 | Yellow
CD8 | 620 | Orange
DAPI | | Blue
cancer

Liposarcoma

Survival Increases with Higher Dose Relative to the Patient's Tumor Burden



Median Overall Survival
All: 361 days (195, 649)
>40% of TTB treated: 570 days (361, 1488)
<40% of TTB treated: 96 days (75, 373)
INT230-6 alone
Survival probability
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
>40% TTB (n= 45)
All subjects
(n=63)
<40% TTB (n= 18)
Days
0
100
200
300
400
500
All, n=63
>40%, n=45
<40%, n=18
Censored

Monotherapy: 19 different cancers

An exploratory analysis of dose relative to a subject's incoming total tumor burden (TTB) was performed.

In Sarcoma Median Overall Survival Increases with INT230-6 Alone or with Yervoy) Compared to a Synthetic Control

Kaplan Meier estimates sarcoma (Data as of 9/22)



Ipi Combination data
>40% TTB Monotherapy
All Monotherapy
Synthetic sarcoma phase 1/2 control (Subbiah data*)
Survival Probability
1
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
0 100 200 300 400 500 600 700
Days
INT230-6, n=15
INT230-6 dosed >40% TTB, n=11
INT230-6 + IPI, n=14
Control, n=56
Censored

Dose relative to incoming total tumor burden (TTB) show increased survival with higher drug loadings

Favorable hazard ratios (HR) for sarcoma subjects administered INT230-6 compared to control

Abscopal responses seen were primarily in subjects dosed to ≥ 40% total tumor burden

	Synthetic Control (Subbiah data)	INT230-6 all	INT230-6 >40% TTB	INT230-6 + IPI
Median overall survival, CI	205 days	649 (195, 1352)	715 (649, 1352)	**Not reached median follow-up: 345 days**

Synthetic control created based on data from Subbiah, V, Scientific **Reports** | 6:35448

Phase 3 Trial Design For INT230-6 In Soft Tissue Sarcoma (STS)

Intensity THERAPEUTICS

Expected to Offer Survival Improvement compared to Current 2nd / 3rd Line SOC

HR: 0.65

Overall survival (OS):
14.0 months Control
21.5 months INT230-6

- ≥ 18 years
- ECOG PS ≤ 2
- Locally recurrent, inoperable or metastatic Soft Tissue Sarcomas
- **2L/3L**
- measurable disease by RECIST 1.1
- at least one target tumor for injection

Must have had doxorubicin

2:1

n = up to 332

2

INT230-6 - Monotherapy

- **INT230-6 q2 weeks x 5 doses**
- **Maintenance q9 weeks x 22 months**

1

Standard of Care

- **Pazopanib: 800 mg PO qD**
- **Trabectedin: 1.5 mg/M^2 BSA as a 24 hour IV infusion q3 weeks**
- **Eribulin: 1.4 mg/M^2 BSA IV on Days 1 and 8 q3 weeks**

Primary Endpoint:
•OS

Secondary Endpoints:
•Safety
•QoL
•OS for leiomyosarcoma
•OS for liposarcoma

Enrollment” 12 to 15 months
First look: ~12 months post

Data readout at 80% of events

Conclusions

- **INT230-6 represents a new treatment approach to solid tumors (immunological cell killing) both in the metastatic and presurgical (neoadjuvant) settings**
  - Strong interest from: academic hospitals, major clinical oncology societies, big pharma and government

- INT230-6 has:
  - induced significant necrosis in large tumors following a single dose
  - Immune activation observed of non-immunogenic cancer types
  - Shown favorable safety and promising increased survival efficacy

MULTIPLE UPCOMING KEY CLINICAL MILESTONES

MILESTONES	EXPECTED TIMING
Report Phase 2 INVINCIBLE Study data (Part 1)	Q4 2022 ✔
Report Phase 2 INVINCIBLE Study Systemic Immune Response Data (Part 2)	Q2 2023
Regulatory filings regarding phase 3 programs	Q2 2023
Report Sarcoma Phase 2 Data	Q2 2023
Report Final pembrolizumab Phase 2 Combination data	Q4 2023
Multiple manuscripts for peer-review submissions to	Throughout 2023/24
Initiate randomized phase 2/3 study in neoadjuvant **BC** with potential accelerated approval endpoint	Q423/Q1'24*
Initiate randomized phase 3 study in soft tissue **sarcoma** (overall survival endpoint)	Q423/Q1'24*
Complete Enrollment of Phase 2/3 neoadjuvant **BC** phase 2/3 study for Accelerated Approval	2024*
Potential phase 2/3 neoadjuvant **BC** readout for accelerated approval NDA submission	2024*
Complete Enrollment of Phase 3 **sarcoma** study	1H 2025

* Pending financing

Investment Highlights

Intensity THERAPEUTICS

- Novel Approach to Immuno-Oncology with First-in-Class Compound that causes cancer cell death leading to an immune response for indications with high unmet medical need
- Multiple Late-Stage Pipeline Programs in the Clinic across metastatic and presurgical settings with multiple near-term inflexion points
- Experienced Leadership Team from Emisphere, Roche and Bristol Myers; CEO has public company as well as biopharma development and commercial experience
- Robust IP portfolio, Platform validated through multiple Industry, government and university hospital partnerships
- De-risked and cost-efficient business model structured to create significant value

INTENSITY THERAPEUTICS

A NEW WEAPON
IN THE WAR ON CANCER

Contact
Investor Relations Contact:
Rx Communications Group
Michael Miller
(917)-633-6086
mmiller@rxir.com

Thank you!

Intensity Therapeutics

A New Weapon
In The War On Cancer

Appendix slides

Randomized, Placebo Controlled Phase 2 Trial In Presurgical Breast Cancer (BC): The INVINCIBLE Study

Intensity THERAPEUTICS

Part 1: Safety and dose ranging – Completed: Study Investigator: Dr. Angel Arnaout Ottawa Hospital Research Institute
Open-label 2:1 randomized study of 29 patients. Treatment arm patients given up to 3 doses of INT230-6 injected weekly prior to breast surgery, at a dose based on longest diameter. The control arm patients receive no treatment.

Part 2 (61 Patients) Enrolled
Double blind; Sham IT Control

- ≥ 18 years
- Female patients with newly diagnosed invasive BC
- Treatment naïve, awaiting surgery.
- Tumor ≥ 1.5 cm
- Bloom Richardson grade ≥2
- Invasive ductal or lobular carcinoma,

Randomized 2:1

2 — **INT230-6**

1 — **Saline Control**

INT230-6 and Saline control were 1 dose

Dose set by the tumor's longest diameter

Hypothesis

Intratumorally INT230-6 is superior to no treatment or placebo saline injection as measured by key endpoints

Key endpoints

- Residual Cancer burden (% necrosis), major pathological reduction
- Overall safety of the drug
- Change in the proportion of patients achieving a reduction in the proportion of cells staining positive for proliferation

Other important endpoints

- Tumors treated with INT230-6 demonstrate an increase in immune cells (CD4 & CD8-T-cells) within the tumor and blood
- Assess cell death pathways

ClinicalTrials.gov Identifier: NCT#04781725

IT Injections were All Done by Surgeons (using a low-cost US device)

GOAL: Cause Necrosis prior to surgery to activate the immune system for better event free survival

PHASE 2 INVINCIBLE Study:
INT230-6 Achieves Significant Cancer tumor necrosis Presurgically with One Injection in Multiple Types of Breast Cancer

Intensity THERAPEUTICS

Patient #32 (PART II):
3.3 cm invasive ductal cancer: Grade 2, ER+PR+Her2-
1 injection (13 mls 12 days preop)

Tumor post surgery

Tumor Extent

Extent of Necrosis within Tumor



Gross: 100% necrosis
Histology: Sheet like necrosis going to and beyond tumor border



INT230-6 Phase 1 / 2 Clinical trial: Case study

Deep Squamous cell carcinoma patient recommended for arm and shoulder amputation in January 2018

PRIOR HISTORY: Failed 2 surgeries, radiation, chemotherapy
- Two large deep tumor nodules in muscle of left arm
- Failure on all prior therapy

AFTER INT230-6:
- Increase in necrosis and inflammation of tumor
- No RECIST progression
- Blood shows increase in:
  - T-cells (CD4+ and CD8+)
  - Macrophages
  - TNF-a

Results observed despite minimal dosing and non-optimal drug-to-tumor ratios – Patient remains alive today with arm/shoulder

Darker contrast indicates increased tumor necrosis



March 18, 2018



May 15, 2018

RECIST Metrics Are Inadequate to Capture Efficacy

Diameters Increase While Volumes Decline – Data For Sarcoma Subjects



Change in Longest Diameter
Change in diameter over time of 11 sarcoma tumors treated with INT230-6
% change in diameter
40
20
0
-20
-40
-60
-80
-100
0
100
200
300
400
500
600
700
800
Days
Days
Days
Leiomyosarcoma
Desmoid sarcoma
Leiomyosarcoma
Chondrosarcoma
Myofibroblastic sarcoma
Chordoma
Sarcoma (unknown)
Liposarcoma
Osteosarcoma
Chordoma
Leiomyosarcoma



Change in Volume
(using 3 dimensions)
Change in volume over time of 11 sarcoma tumors treated with INT230-6
% change in volume
20
0
-20
-40
-60
-80
-100
0
100
200
300
400
500
600
700
800
Days

Changes in a tumor longest diameter over time and the tumor's corresponding volume change calculated from 3 dimensions using the modified ellipsoid formula. Each line represents an injected tumor from a subject receiving either INT230-6 with or without ipilimumab. Tumors diameters having a size increase or that were stable often shown a decrease in volume.

The lack of correlation between a tumor's diameter and volume indicates that RECIST IS unreliable for IT INT230-6 as a metric of efficacy

Drug is absorbed and immune cells infiltrate

Phase 2 INVINCIBLE Study:
INT230-6 Achieves Immune Activation in Early Breast Cancer prior to surgery

<u>Pre vs. Post treatment</u>

- In tumor: **increase in abundance of CD4 T naïve and B and NK cells**
- In tumor microenvironment: **increase in CD8 memory T, CD4 naïve and B cells**
- Over **200 immune related genes activated** post drug treatment

Relative abundance levels of immune cells present in the tumor compared to current standard of care (no treatment controls)


Pre-treatment Tumour
Post-treatment Tumour
Post-treatment Injection Site Tumour
Pre-treatment TME
(Outside tumor)
Post-treatment TME
Post-treatment Injection Site TME
CellType
B memory
B naive
endothelial cells
fibroblasts
macrophages
mast
mDCs
monocytes C
monocytes NC I
neutrophils
NK
pDCs
plasma
T CD4 memory
T CD4 naive
T CD8 memory
T CD8 naive
Treg

Each bar demonstrates the immune cell abundance in a patient separated by BC subtype.

Data presented at ASCO

Survival Increases with Higher Dose Relative to the Patient's Tumor Burden


INT230-6 alone
Median Overall Survival
All: 361 days (195, 649)
>40% of TTB treated: 570 days (361, 1488)
<40% of TTB treated: 96 days (75, 373)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Survival probability
>40% TTB (n= 45)
All subjects
(n=63)
<40% TTB (n= 18)
Days
0
100
200
300
400
500
All, n=63
>40%, n=45
<40%, n=18
Censored


INT230-6 + Keytruda
PEM combination*
Survival probability
95% Confidence Interval
* Subject meeting inclusion criteria
Days
KM INT230+PEM* (n=24)

mOS not yet reached with 143 days of median follow up

Monotherapy: 19 different cancers

An exploratory analysis of dose relative to a subject's incoming total tumor burden (TTB) was performed.

Combination: 7 cancer types primarily; pancreatic, colon, bile duct, triple negative breast cancer